Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements (Nos. 333-196950, 333-199646, 333-212658, 333-217131, 333-221124, 333-230963, 333-232447 and 333-266194) on Form S3, (Nos. 333-110585, 333-135814, 333-199648 and 333-221781) on Form S8 and (No. 333-269226) on Form S-1 of RiceBran Technologies of our report dated March 29, 2024, which includes an explanatory paragraph regarding the substantial doubt about the Company's ability to continue as a going concern, relating to the consolidated financial statements of RiceBran Technologies as of and for the year ended December 31, 2023 which appear in this Form 10-K.

/s/ WithumSmith+Brown, PC

Whippany, New Jersey

March 29, 2024